                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 14, 2001


                              HANOVER DIRECT, INC.

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


                                     1-12082

                            (COMMISSION FILE NUMBER)


               DELAWARE                                     13-0853260

     (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
           OF INCORPORATION)                          IDENTIFICATION NUMBER)

         1500 HARBOR BOULEVARD
         WEEHAWKEN, NEW JERSEY                                 07087

         (ADDRESS OF PRINCIPAL                              (ZIP CODE)
          EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9. REGULATION FD DISCLOSURE.

      Hanover Direct, Inc. (the "Company") held a conference call on Wednesday, November 14, 2001 at 11:00 a.m. Eastern Time to review the Fiscal 2001 third quarter and year-to-date operating results and ongoing strategic restructuring activities with participants. The following is an unofficial transcript of the conference call:


Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the Hanover Direct third quarter earnings conference call.
                  During the presentation all participants will be in a listen-only mode. Afterwards you will be invited to participate in the question and answer session. At that time, if you have a question, you will need to press the one, followed by the four, on your telephone. As a reminder, this conference is being recorded on Wednesday November 14, 2001. I would now like to turn the conference over to Brian Harriss, Chief Financial Officer of Hanover Direct. Please go ahead.

Brian Harriss:    Good morning ladies and gentlemen. Before I start, I will turn the meeting over briefly to Sarah Hewitt of the law firm of Brown Raysman who will read the Safe Harbor language associated with this call. Sarah.

Sarah Hewitt:     Thank you Brian. In a few moments, Tom Shull, the Company's
                  Chief Executive Officer and Brian Harriss, the Company's Chief
                  Financial Officer, will discuss the Company's fiscal 2001 third quarter and year-to-date operating results and the Company's ongoing strategic restructuring activities and answer any questions you may have. Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of
                  1995, please be advised that the Company's actual results could differ materially from these forward-looking statements.
                  Additional information that could cause actual results to differ materially is contained in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2000 and the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2001, filed yesterday with the Securities and Exchange Commission, which may be obtained from the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC and at the regional offices of the SEC or from the SEC's website located at www.sec.gov as well as from the offices of the American Stock
                  Exchange in New York City. Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions including recently adopted regulations, such as regulation FD, Company management generally does not respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Tom and Brian may not be able to respond to it in this call.
                  We hope you understand. Brian.

Brian Harriss:    Thank you very much. Before I start, I'll remind everyone that this call will be reduced to a transcript which will be posted on our website. There is an additional dial-in number for people who cannot make this call, but want to hear the call.
                  It will be available through tomorrow. Details of that are in today's press release.

                  Let me start with a quick review of the third quarter. In the third quarter of this year, Hanover Direct had a net loss of $6.8 million or five cents per share after accrual for the preferred dividends. This compared favorably with a net loss of $14.8 million or seven cents per share in the third quarter last year. The improvement in the net loss of $8 million was primarily due to decreased costs of sales and operating expenses, decreased selling expenses, and lower G&A expenses, offset partially by a decrease in net revenue. In the quarter, net revenues were down 16.4 percent versus the period last year. This reflects many of the strategic restructuring actions we've taken to date including closure of catalogs at the end of last year and the beginning of this year including: the Domestications Kitchen & Garden, and the Kitchen & Home titles, and the Turyia catalog plus the sale of the Improvements business on June 29 of this year. Therefore there were no Improvements sales in the third quarter in addition to no sales this year in the discontinued catalogs.

                  Year-to-date, the Company has a net loss of $1.7 million or five cents per share after preferred dividends compared with a net loss of $41.9 million or 20 cents per share for the comparable period last year. The $40 million improvement in the net loss was due to the gain on sale of our Improvements business at the end of June, the gain on sale of the Kindig Lane property, lower costs of sales and operating expenses, and decreased general & administrative expenses partially offset by increased selling expenses and special charges incurred in the first half of the year associated with continuing portions of the strategic business realignment program. Through three quarters, revenues were down 4.5 percent this year versus last year. This was primarily due to the same reasons that impacted the quarter, the sale of the Improvements business is not in the third quarter. And this year we do not have any revenues from the discontinued catalogs: Domestications Kitchen & Garden; Kitchen & Home; and Turyia.

                  Overall I'd like to point out that through three quarters, the Company's EBITDA is positive at $16.9 million. This is an improvement of $40.7 million compared to a $23.8 million negative EBITDA in the equivalent three quarters last year. This is due to the sale of assets mentioned earlier and results of the strategic business realignment program. The asset sales and the improvement in operating expenses has strengthened our balance sheet. If one looks at the balance sheet at the end of September compared to the 2000 year-end balance sheet, one will see a dramatic reduction in payables reflecting our much better position with our vendors and suppliers, and a reduction in accrued liabilities which is primarily the result of payments made against restructuring activities that were provided for at the end of last year- and a very minor reduction in debt.

                  Some of the things that occurred in the third quarter I'll briefly comment on. I know that most people have an interest in the impact of September 11 on the business. The numbers I'm about to give you are core continuing catalogs year-to-year and the Gump's retail business. If one looks at the year-to-date results for these businesses, apples-to-apples, year-to-year, the ongoing businesses that we're focusing on, overall net external sales were up approximately two percent for the year-to-date period. In the third quarter, against this same comparison of businesses, revenue was down one percent. However, in September the group as a whole was down nine percent. Obviously the results of the Company were impacted by the results of September 11. Our performance through that period was better. The reduction year-to-year in September of nine percent pulled the year-to-date trend down to two percent. However, the same basket of goods, of catalogs and businesses, if you look at October results, the results for October bounced back and were up 1.8 percent versus prior year. We've come back from the decline we saw at the end of September after the 11th.

                  Activities in the third quarter were focused in a number of areas that will have strategic benefit to the Company. In two important areas, in our partnerships with our paper and printing suppliers, and our telecom suppliers, we signed multi-year contracts with various parties in these areas to secure stable and positive costs over the life of the contracts. If you were to look at our P&L, obviously you'll see that, being in the catalog business, paper and printing is a major cost component that we have in our business. Of course, because we operate telemarketing centers to receive inbound orders over the telephone, telecom expenses are also a major part of our expense. The actions we've achieved in the third quarter, signing a variety of contracts with a variety of partners, gives us a positive situation going forward in terms of the status of our costs and our ability to control those costs and manage future expenses at a more favorable level than we've had up to this point.

                  In the third quarter, additionally, we continued to look at opportunities to improve organizational efficiencies. We have a number of projects ongoing now. We are not ready at this point to disclose them fully. However, we continue to focus on a day-to-day, week-to-week basis on our overall organization, it's productivity, its cost structure, and we will continue to make gains against historic costs and improve the organizational cost structure of the performance of the Company. Another event that we noticed in the third quarter and particularly after the events of September 11, many of the discussions we were having with potentially interested parties looking at some of the assets that we've announced for sale became problematic, I think reflecting, much like the rest of the marketplace, a slowdown in the M&A market based upon the uncertainty of the environment after the events of September
                  11. However, we still are talking to a variety of parties across many of the assets that the Company has announced that it is making available for sale at appropriate prices for our shareholders.

                  I've concluded my comments. I'd like to turn the meeting over to Tom Shull, our Chief Executive Officer and President, of course, for additional comments before we move into the question and answer period. Tom.

Tom Shull:        Thank you, Brian. I want to summarize what Brian has already stated. At the top line, clearly we are continuing to experience some softness, although within what the other competitors are experiencing in the marketplace. We don't see any extraordinary changes in the top line going forward. What is important to note is the restructuring plan, as Brian suggested, is on track. Most importantly, our EBITDA performance continues to exceed forecasts. We clearly will have, based on our forecast, a year that we have not witnessed since 1994 in terms of EBITDA performance. We were pleased with that. We continue to work hard at restructuring the Company, both in terms of the balance sheet and operating performance. Although we have a long way to go, we're pleased with the progress to date.

                  I'd like to open it up to questions now. Brian and I are available to answer any of your questions consistent with Sarah's cautionary comments in the beginning of the call.

Operator:         Ladies and gentlemen, if you wish to register a question for today's question and answer session, you will need to press the one followed by the four on your telephone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one followed by the three. If you are on a speakerphone, please pick up your handset before entering your request. One moment please, for the first question. Kyle Krueger with Apollo Capital, please go ahead.

Kyle Krueger:     Morning. You had given us a $15 million EBITDA goal from
                  operations for the year. In light of 9/11 are you still able to provide any kind of an EBITDA goal for the year from operations?

B. Harriss:       I think, if you were to go back to the last conference call, we changed that goal and said that for the full year we would be around $15 or $16 million including asset sales. The operational number was based on the first conference call. We did change that in the record at the last conference call. We held to the same number, but qualified it that it would include gains and losses on asset sales in addition to operations and held to roughly the same number, I think $15, $16, $17 million - in that range. Through the third quarter against that objective, we're at $16.9 million. We're basically at that number now. Traditionally we generate positive EBITDA in the fourth quarter. If the trend holds and with past experience, we would be above the target that we announced -- or adjusted and announced -- at the last conference call.

K. Krueger:       What is the operating component of that, Brian? Forgetting about the gain on sale, which is a one-time item, what is the operating EBITDA goal at this point in time for the year?

B. Harriss:       It's approximately a loss of about $5 million. Hopefully, if some of the actions we haven't announced, but are looking at, come into place, maybe we can pull that up to breakeven. That is not a formal commitment at this time. As Tom said, we're continuing to look at cost-saving opportunities across the business. At this point, we don't have any announcements to make. We continue to work in those areas.

                  One thing that is important to note is what is not included in that number is the loss of variable contribution from Improvements from when we sold it. If you want to look apples-to-apples, you really have to put back in the model whatever EBITDA contribution we would have received from Improvements. When you do that, you get to a number closer to negative one million dollars versus negative five.

                  That is one of the problems that we've had going forward is that there have been so many changes in the year-to-year business. That is why I really have had to, when I talk about the sales number, get a comparable basket in terms of ongoing things. Between what we've sold and partial-year results, and what we discontinued last year at year end, both the top line and the bottom line are a variety of composites. None of them are continuous over the same 12-month period.

                  Also, looking forward, it's very important to note that our restructuring charges are not going to be nearly as significant as they were. Last year we built in a lot of restructuring from our first major cost reduction. Then we've had significant restructuring charges during this year, which is all part of the business realignment. Going forward we won't see the same kind of levels of restructuring charges that we witnessed late last year and into this year.

K. Krueger:       Right. That's why I'm trying to focus on the operating
                  component of EBITDA. I realize that there are a lot of moving parts at this point. In light of 9/11 and the fact that there has been a change in the M&A environment and at least put some of the initiatives that you've announced previously on hold, what is the plan strategically for offsetting the dilution associated with the preferred accretion?

B. Harriss:       I think that we haven't put our plans on hold. It's just that the marketplace has slowed again. We haven't taken any assets off the market. As I said, we are continuing to talk to a variety of interested parties across a range of our assets. As we said in the past, our focus is on the core businesses at the beginning of the year. Those were The Company Store, Domestications, Improvements, and Silhouettes. HSN made us a very attractive offer for Improvements, which in the interest of the shareholders, we took. We announced previously that we had received interest in Silhouettes. Initially it was at a basis that was very positive. I think that the plan for the Company is to continue to rationalize the business on the cost side, rationalize the core business down to, at this point, three businesses: Silhouettes; The Company Store; and
                  Domestications. Through successful, if events pan out, asset sales in the future that would allow us to reduce our commitment and requirements with Congress, first, and then, hopefully, reduce the preferred debt with Richemont.

T. Shull:         One of the things that I'd like to add to Brian's comments is that right after 9/11, our peer group values declined by 10 or 11 percent and have bounced back. We were not inclined to accept offers for assets during the period when the market had clearly adjusted downward because we want to maximize value for shareholders. We are hoping that going into the first quarter of next year, we'll be in a much stronger position to maximize value for shareholders for those assets that we have announced that we are going to sell in order to focus on our core businesses and improve our balance sheet in the process.

B. Harriss:       One of the issues that we face this year, that we hope will not be an equivalent issue next year in talking with potentially interested parties, is, because of the activities of the restructuring and actions we're taking this year, people are looking at businesses that are very much positioned in a pro forma sense of what they will be on a normalized basis. We haven't shown those numbers yet because it's still a work in process. We believe that as we get into next year, with most of the heavy lifting behind us in terms of the restructuring activities, the operating results of the properties will be better and will appear in the numbers. When someone from Missouri says, show me, we'll be able to show them. Now we have to give them projections and give them the facts about what we've done in terms of cost reductions. You take a different view when you can see the impact versus hearing someone tell you about the impact. If the M&A market were to improve, which we hope it will in the future, that, in combination with better operating performance on an actual basis across the businesses, we would hope would increase valuations that we might get from interested parties should negotiations move to that point. If that were to occur, we would benefit from it.

K. Krueger:       Can you pro forma what that core group would have done for
                  2001 for us so we can get an idea that if the M&A environment improves and some other things fall into place, where we'd be at on a going-forward basis?

B. Harriss:       We won't do that because there are too many disparate elements involved in all of the analysis to be able to do that. We've changed distribution centers. We've changed the cost structure of our fulfillment and our IT. It's just not possible to get a clean number. I think we would much prefer to do that exercise in the context of a conference call next year, much as we did in the first quarter where we gave guidance about the business next year rather than trying to do that type of pro forma this year. I think it's just fraught with too much uncertainty and speculation.

T. Shull:         I think one thing to look at, though, would be we lost $70 million last year. We are looking at an operation that is close to break-even this year. You have to put back in Improvements. Maybe it's off by a few million dollars. These are not precise numbers. You can do the math. Looking into next year, we are hoping to have a very positive year. We are going through the budget process now. We don't have the final numbers yet. Once we do, as we've done with you before, we'll be able to give you some projections, which will be released at that time.

K. Krueger:       You're talking about breakeven before interest expense and preferred dividends? How are you looking at breakeven, Tom?

T. Shull:         EBITDA. The math supports that once you put back Improvements and you take out -- what is still missing are the one-time restructuring charges - which will be part of our revised budget going forward for next year which we'll be sharing. At some point, we'll be able to project out for you just as we did this year in terms of what we anticipated to be the result.

K. Krueger:       OK. Let me ask just one technical question. Then I'll get off from the queue. Are the numbers on the catalog mailings adjusted for the sold business and discontinued operations, Brian? It wasn't clear.

B. Harriss:       No. It's actual-to-actual over the periods. That is one area that we will be looking at next year that we believe will give us a benefit again in cost. We came into the year with, in retrospect, a very strong circ plan as you can see in the circulation numbers year-to-date. We had a very strong
                  January. Then the business softened on us. I think looking ahead to next year, one of the things that we we're looking at -- and we will discuss in the future because it's not final - is a less aggressive circ plan in terms of the mix of the business going against prospecting versus the existing file.
                  That is one of the -- earlier I mentioned that we continue to look at organizational efficiencies. I think the whole area of marketing circ plans is one where I would expect that next year's plan would be different, more conservative, than this year's plan. That is a look at what we see today. It's not final. That is one of the key areas that we're looking at -- the cost of circulation and the mix between prospecting and file.

T. Shull:         We are going to reset the bar for all our businesses at
                  circulation that is profitable, at levels that are profitable, so that when you look at the response rate, you can justify the circulation that we commit to. In our planning last year in 2000, I believe we didn't have accurate measures for assessing the profitability of our circulation. Now we have in place a much better set of analytical tools to do just that.
                  Going forward we will have profitable circulation with appropriate response rates to justify the circulation. That is an area where we had needed some improvement. I think we're on track and we've turned that around.

K. Krueger:       OK. What about the back order position in fill rates? Where are those at?

B. Harriss:       They're good. We're entering the fourth quarter. I'm not going to give you exact numbers.

                  We're at our planned numbers on initial fill estimates. We're actually better than our numbers, modestly, on both cancels and back orders. The position of the business in terms of the inventory side and ability to fulfill orders as they come in is very good this year and better than it was last year or the year before.

K. Krueger:       It's encouraging to see that October is up, although we're hearing that online shopping has benefited from some of the turmoil that is going on. Any particular pockets of strength that are accounting for your up sales result?

B. Harriss:       The best performing businesses -- I'm not going to give
                  individual numbers because we don't do that but I can be qualitative - are strength in The Company Store and strength in Silhouettes this year over last year.

K. Krueger:       Yes. Thanks a lot. I'll get out.

Operator:         Mitch Sacks with Tau Sigma Capital Partners, please go ahead.

Mitch Sacks:      I have a couple of questions. One has to do with EBITDA. You mentioned in the call that EBITDA exceeded forecasts. If that is the case, why were you in violation of the loan during the quarter?

B. Harriss:       Because the covenant was written to exclude gains on asset sales, therefore the waiver and the ability to include the asset sales.

M. Sacks:         Does that mean that you were under plan with regards to
                  operations?

B. Harriss:       We addressed that earlier when Mr. Krueger asked the question.
                  At the beginning of the year, we had set a number on operations and then adjusted that subsequently.

M. Sacks:         With regards to the talks for asset sales, would you classify those as active and ongoing? At this point are you still waiting for recovery and market prices?


B. Harriss:       We have active inquiries, and due diligence underway, across a variety of people and a variety of assets.

M. Sacks:         Would you expect to have any asset sales possibly accomplished by year end?

T. Shull:         I think it is unlikely we would based on what I had said
                  before. We are looking to first quarter next year to finalize some asset sales. The only reason we're cautionary is because the M&A market is uncertain. There was a drop in values that was fairly significant in September. We don't want to be tagged with that drop. Obviously we wouldn't maximize shareholder value, given what had happened. It is clear that those values have recovered significantly. Our belief is going into first quarter of next year, we have the benefit of having the restructuring behind us and the compelling story, as Brian had suggested, of the turnaround that would suggest the values of each of these assets has increased significantly and therefore we could get better value.

M. Sacks:         Thank you.

Operator:         David Smith with Smith Capital, please go ahead.

David Smith:      Hi Brian. A couple of questions. One, internet sales.
                  Positive, negative on a comparison basis?

B. Harriss:       They are positive. I do not have the numbers. We disclose that at year end. On an apples-to-apples basis, they are up.
                  Obviously they are not up at the growth rate we had last year, David. But still positive.

D. Smith:         I can deal with that. And fulfillment?

B. Harriss:       Fulfillment is very good. One of the things that we pulled off
                  -- without a hiccup this year. Part of the restructuring plan was moving businesses out of both the Maumelle and the Kindig facilities into Roanoke. Roanoke is under new management with Mike Contino, who has taken up responsibility for fulfillment operations in addition to IT, and is performing very well. As
                  I said earlier in response to Kyle's question, we're benefiting in performance to the measures that we can look at, either backorders or cancellations, which both one way or another relate to the order cycle. We're doing better than our objectives in those areas. I think part of that is the very smooth performance of the fulfillment operations in both La
                  Crosse, Wisconsin and in Roanoke, Virginia.

D. Smith:         OK. Great. Any activities to refinance the preferred?

B. Harriss:       No.

D. Smith:         That's not a possible thing to do for the covenants? Or is that something that----

B. Harriss:       No. I think----

T. Shull:         Basically the secured position of Congress in the amount that would have to be financed given our balance sheet is something that we do not have the capability of doing at this time. I think, as I said to Kyle, addressing first the debt and then the preferred will be an evolving story based on what happens in two areas: one, asset sales; and , two, operating improvements in the future.

D. Smith:         OK. I guess you have described the somewhat shift of the
                  strategic situation, was taking the balance, the minimizing of values during the -- especially for retail during this period.
                  It seems to me that the strategy now is to show the work that you have done in the first quarter, obviously arriving at prices, once you have that work to show for the asset sales.

T. Shull:         We had discussions in two areas that after the 11th basically were rescinded because of lower valuations as a result of the 11th. I think it's a combination of the overall marketplace in M&A. I think everyone is aware of what a disaster the M&A market is for all of Wall Street. It's a combination of what unfolds in terms of buyers' views of asset values in connection with our ability to continue to improve operating results.

D. Smith:         One other thing. Could you give a description of the Gump's,
                  International Male, your California businesses, and the impact of the economic situation that we have now as well as the----

B. Harriss:       The only thing I'll say, I'll comment David, is that the
                  numbers I gave earlier, the continuing businesses for the quarter, for the year-to-date, and for September - the business that was the most negatively impacted was the Gump's retail business.

D. Smith:         But those businesses were in your numbers?

B. Harriss:       There are in the total. For instance, the year-to-date number is plus two percent. The units that this addresses are Gump's retail, Gump's By Mail, Domestications, The Company Store including Scandia, retail operations, Silhouettes, and International Male. I'm not going to give you line-by-line numbers. I will say that the business line that was most negatively impacted in both September, and the year-to-date number building up to that two percent, was the Gump's retail business.

T. Shull:         I think it's fair to say San Francisco in general as a market has softened significantly. Secondly, the luxury piece of the retail market has suffered more than certainly the upper moderate and moderate segments in terms of price points. I think Gump's is certainly performing at or better than its peer group, but it is not performing as well as the catalogs.

D. Smith:         I don't disagree that the tourist business is going to have a huge impact on it. I am trying to get the impact of -- is there a point in time when you're talking valuations improving, does Gump's improve with what you do or does Gump's improve with the economic environment?

B. Harriss:       I think it's a combination of both. The California market --
                  the northern California market. I know that the San Francisco tourist market was impacted early in the year, before September 11, by the energy crisis that was taking place in California. The overall San Francisco tourist business, hotel occupancy, all the retail sales, were down in the first half of the year. There is a double hit because of what happened on September 11 compounding that problem. The asset value of Gump's retail, I think, is going to depend on a number of factors: improvement in the retailing environment in general;
                  the specific retailing environment in San Francisco; and additionally what we can do ourselves on the cost side and also on the sales side on our own, as a unique store, to improve the top line. There are a number of fronts that are going to impact Gump's retail. I think that it is a different property. That is one of the reasons why we did begin to market it earlier in the year. It's a retail business. We're a direct marketing company.

D. Smith:         Just one final question. Have you seen any trend at Gump's and the high end out there of at least stabilizing, possibly coming back up the line?

T. Shull:         I don't want to give a characterization to that, David. I just can't.

D. Smith:         OK. That's all I've got. Thank you.

Operator:         Ladies and gentlemen, if there are any additional questions, please press the one followed by the four at this time. Mitch
                  Sacks, please go ahead with your follow-up question.

M. Sacks:         We're trying to calculate the EBITDA that is shown in the
                  press release of $16.9 million. We're having trouble doing that from the financial statements.

B. Harriss:       Right. You have to refer to the -- if you look at the Q --
                  take the earnings before interest and taxes. Add the $5,679 of depreciation and amortization in the P&L. From the cash flow add the compensation expense related to stock options. Also, from the notes in the 10-Q, add the $6,100 of goodwill write-off that was netted against the gain of Improvements that is shown as a net number.

M. Sacks:         OK. Thanks.

B. Harriss:       That's why we put it in the Q. It would have been unusual to break it out in a cash flow table according to our accountants. That's why we provided it in the text of the description of the gain on Improvements.

M. Sacks:         OK. Thank you.

Operator:         There are no further questions at this time. Please continue.

T. Shull:         We'd like to thank everyone. Thank you very much for your
                  participation. We look forward to our next call. Thank you everyone.

Operator:         Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             HANOVER DIRECT, INC.
                                             -----------------------------------
                                                         (Registrant)


November 15, 2001                            By: /s/ Brian C. Harriss
                                             -----------------------------------
                                             Name:  Brian C. Harriss
                                             Title: Executive Vice President and
                                                    Chief Financial Officer